SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT, effective June 1, 2022, between JMREP 28, LLC ("JMREP") and JAMELLE DOLPHIN, PEACH STATE PROPERTIES, LLC, and 2360 Tredway Properties, LLC (collectively, "Dolphin") is entered into, as follows:

RECITALS

1. WHEREAS, JMREP has filed a lawsuit in Gwinnett County Superior Court, Case No. 22-A-02717-5 against Dolphin and others ("the lawsuit"); and
2. WHEREAS, JMREP's lawsuit alleges an ownership interest in an apartment complex in Macon, Georgia, located at 2360 Tredway Drive; and
3. WHEREAS, JMREP has filed a *lis pendens* notice which may be a cloud on the property, owned by 2360 Tredway Properties, LLC ("Tredway"); and
4. WHEREAS, Dolphin is seeking to refinance the mortgage on the Tredway property;
5. WHEREAS, Dolphin needs a clear title on Tredway to refinance the mortgage;

NOW THEREFORE, the parties agree as follows:

1. Dolphin agrees to deposit $500,000.00 into attorney Alan Begner's IOLTA account.
2. Upon confirmation the $500,000.00 has cleared and is in attorney Begner's IOLTA account, JMREP will lift the *lis pendens* from the property located at 2360 Tredway Drive.
3. Dolphin will then refinance the property located at 2360 Tredway Drive in early June 2022.
4. Within 24 hours following the closing of the refinance (or any sale, transfer of title or other change in ownership) of the property located at 2360 Tredway Drive, attorney

Begner will transfer the $500,000.00 being held in his IOLTA account to an account designated by JMREP.

5. The $500,000.00 payment to JMREP is non-refundable.
6. Upon receipt of the $500,000.00 payment, JMREP will dismiss Jamelle Dolphin and Peachstate Properties from the lawsuit. Upon receipt of the $500,000.00 payment, JMREP releases Dolphin from all claims arising from the dispute regarding the property located at 2360 Tredway Drive, Macon, Georgia that were asserted in the aforementioned lawsuit or that could have been asserted in the aforementioned lawsuit.
7. EJ Hawkins shall be granted a $500,000.00 credit toward the debt he owes to JMREP for all disputes arising out of the ownership of the property located at 2360 Tredway Drive in Macon, Georgia. Upon receipt of the $500,000.00 payment, JMREP assigns its rights to pursue that amount to Dolphin but retains the right to pursue any additional amounts it may be owed.
8. No promise, representation, or inducement has been offered or made except as herein set forth. This Agreement is executed without reliance upon any statement or representation by any other Party or their agent except as set forth above. This Agreement constitutes the entire agreement among the Parties.
9. This Agreement shall be governed by the substantive law of the State of Georgia without regard to the rules in the State of Georgia regarding conflicts of laws.
10. The Parties expressly agree that the language of this Agreement shall not be construed against any of the parties as drafter of this Agreement.
11. This Agreement may be signed in separate counterparts and the counterparts,

together, shall form a single original agreement as if it had been signed by each of the parties at one time. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Dated: 6/1/2022

JMREP 28, LLC
By: Manager
Its: Jermaine D. Morrison

Dated: 06/01/2022

Jamelle Dolphin

Dated: 06/01/2022

Peach State Properties, LLC
By: Jamelle Dolphin
Its: Manager/Member

Dated: 06/01/2022

2360 Tredway Properties, LLC
By: Jamelle Dolphin
Its: Manager/Member